Exhibit 99.1

Press Release

January 23, 2020

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President, Treasurer and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD NET INCOME, DECLARES QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA; the “Company”), parent company of West Bank, today reported 2019 net income of $28.7 million, or $1.74 per diluted common share, compared to 2018 net income of $28.5 million, or $1.74 per diluted common share. Net income for the fourth quarter of 2019 was $7.6 million, or $0.46 per diluted common share. This compares to fourth quarter 2018 net income of $7.2 million, or $0.44 per diluted common share. On January 22, 2020, the Company’s Board of Directors declared a regular quarterly dividend of $0.21 per common share. The dividend is payable on February 19, 2020, to stockholders of record on February 5, 2020.

In March 2019, the Company announced that, through its subsidiary, West Bank, it was initiating a growth strategy in three new Minnesota markets and has since opened full service branch offices in Owatonna, Mankato and St. Cloud, Minnesota. The financial results of 2019 have been impacted by compensation, occupancy and equipment costs, professional fees and business development costs related to this growth strategy, which totaled approximately $2.8 million on a pretax basis in 2019. The estimated pretax net interest income from loans and deposits and related fee income in these markets was approximately $1.1 million in 2019.

“We continue to successfully execute on our strategic priorities and at the same time deliver consistently strong financial results,” commented Dave Nelson, President and Chief Executive Officer of the Company. “Despite the additional expenses in 2019 from our investment in opening branches in three new markets, the Company still achieved an all-time record for annual earnings. While continued net interest margin compression along with the cost of our expansion have presented financial challenges, we continue to benefit from our ability to manage credit quality and our disciplined approach to expense management.”
Dave Nelson also commented, “Our highly talented bankers in our new Minnesota communities generated over $119 million in loan originations in those markets in 2019. We are starting to see positive financial results from this expansion, and the results confirm our commitment to building shareholder value. We are beginning the new year with a positive return on our investment in our expanded markets which we believe will contribute to increased earnings in 2020.”
The Company will file its report on Form 10-K with the Securities and Exchange Commission on or before February 27, 2020. Please refer to that document for a more in-depth discussion of our financial results. The Form 10-K will be available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.

The Company will discuss its financial results on a conference call scheduled for 10:00 a.m. Central Time tomorrow, Friday, January 24, 2020. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until February 7, 2020, by dialing 877-344-7529. The replay passcode is 10137421.

About West Bancorporation, Inc. (Nasdaq: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving customers since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines, Iowa metropolitan area, one office in Coralville, Iowa, and four offices in Minnesota, in the cities of Rochester, Owatonna, Mankato and St. Cloud.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “confident,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, or references to estimates, predictions or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and nonbank competitors; changes in local, national and international economic conditions; changes in legal and regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; cyber-attacks; unexpected outcomes of existing or new litigation involving the Company; the monetary, trade and other regulatory policies of the U.S. government; acts of war or terrorism or other adverse external events; and any other risks described in the “Risk Factors” sections of other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	December 31, 2019	December 31, 2018
Assets
Cash and due from banks	$37,808	$46,369
Federal funds sold	15,482	1,105
Investment securities available for sale, at fair value	398,578	453,758
Federal Home Loan Bank stock, at cost	12,491	12,037
Loans	1,941,663	1,721,830
Allowance for loan losses	(17,235)	(16,689)
Loans, net	1,924,428	1,705,141
Premises and equipment, net	29,680	21,491
Bank-owned life insurance	34,893	34,249
Other assets	20,331	22,418
Total assets	$2,473,691	$2,296,568

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$380,079	$400,530
Interest-bearing:
Demand	346,307	336,089
Savings	996,836	950,501
Time of $250 or more	81,871	55,745
Other time	209,663	151,664
Total deposits	2,014,756	1,894,529
Federal funds purchased	2,660	19,985
Other borrowings	222,728	185,343
Other liabilities	21,727	5,688
Stockholders’ equity	211,820	191,023
Total liabilities and stockholders’ equity	$2,473,691	$2,296,568

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
CONSOLIDATED STATEMENTS OF INCOME	2019	2018	2019	2018
Interest income
Loans, including fees	$21,813	$19,200	$85,512	$71,189
Investment securities	2,973	3,255	12,053	13,117
Other	291	151	1,110	487
Total interest income	25,077	22,606	98,675	84,793
Interest expense
Deposits	5,809	5,486	25,214	17,064
Federal funds purchased	22	48	241	188
Other borrowings	1,859	1,416	6,790	5,483
Total interest expense	7,690	6,950	32,245	22,735
Net interest income	17,387	15,656	66,430	62,058
Provision for loan losses	300	—	600	(250)
Net interest income after provision for loan losses	17,087	15,656	65,830	62,308
Noninterest income
Service charges on deposit accounts	651	616	2,492	2,541
Debit card usage fees	409	427	1,644	1,681
Trust services	490	456	2,026	1,921
Increase in cash value of bank-owned life insurance	162	163	644	631
Realized investment securities losses, net	(23)	(160)	(87)	(263)
Other income	353	200	1,599	1,241
Total noninterest income	2,042	1,702	8,318	7,752
Noninterest expense
Salaries and employee benefits	5,466	4,729	21,790	18,791
Occupancy	1,399	1,265	5,355	4,996
Data processing	644	662	2,735	2,682
FDIC insurance	—	186	404	685
Write-down of premises	—	—	—	333
Other expenses	2,067	2,344	8,122	7,505
Total noninterest expense	9,576	9,186	38,406	34,992
Income before income taxes	9,553	8,172	35,742	35,068
Income taxes	1,946	945	7,052	6,560
Net income	$7,607	$7,227	$28,690	$28,508

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2019
4th Quarter	$0.46	$0.46	$0.21	$25.93	$21.01
3rd Quarter	0.46	0.46	0.21	22.47	19.63
2nd Quarter	0.41	0.41	0.21	22.32	20.14
1st Quarter	0.42	0.42	0.20	23.74	19.02

2018
4th Quarter	$0.44	$0.44	$0.20	$23.88	$18.06
3rd Quarter	0.44	0.43	0.20	26.51	23.10
2nd Quarter	0.42	0.41	0.20	26.95	22.65
1st Quarter	0.46	0.45	0.18	26.85	23.65
(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the Nasdaq Global Select Market under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended December 31,		Year Ended December 31,
SELECTED FINANCIAL MEASURES	2019	2018	2019	2018
Return on average assets	1.22%	1.29%	1.20%	1.31%
Return on average equity	14.61%	15.45%	14.34%	15.68%
Net interest margin	2.95%	2.99%	2.95%	3.06%
Efficiency ratio*	48.76%	51.16%	50.96%	48.33%

			As of December 31,
			2019	2018
Texas ratio*			0.23%	0.93%
Allowance for loan losses ratio			0.89%	0.97%
Tangible common equity ratio			8.56%	8.32%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders’ equity.

•	Net interest margin(1) - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio(1) - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains/losses and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets (none held) divided by tangible assets.

(1) Non-GAAP financial measures - see reconciliation below.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(dollars in thousands)

NON-GAAP FINANCIAL MEASURES

This report contains references to financial measures that are not defined in generally accepted accounting principles (GAAP). The following table reconciles the non-GAAP financial measures of net interest income, net interest margin and efficiency ratio on a fully taxable equivalent (FTE) basis to GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of net interest income and net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$17,387	$15,656	$66,430	$62,058
Tax-equivalent adjustment (1)	184	341	834	1,529
Net interest income on an FTE basis (non-GAAP)	17,571	15,997	67,264	63,587
Average interest-earning assets	2,360,375	2,124,148	2,277,461	2,075,372
Net interest margin on an FTE basis (non-GAAP)	2.95%	2.99%	2.95%	3.06%

Reconciliation of efficiency ratio on an FTE basis to GAAP:
Net interest income on an FTE basis (non-GAAP)	$17,571	$15,997	$67,264	$63,587
Noninterest income	2,042	1,702	8,318	7,752
Adjustment for realized investment securities losses, net	23	160	87	263
Adjustment for losses on disposal of premises and equipment, net	—	95	—	109
Adjustment for gain on sale of premises	—	—	(307)	—
Adjusted income	19,636	17,954	75,362	71,711
Noninterest expense	9,576	9,186	38,406	34,992
Adjustment for write-down of premises	—	—	—	(333)
Adjusted expense	9,576	9,186	38,406	34,659
Efficiency ratio on an adjusted and FTE basis (non-GAAP) (2)	48.76%	51.16%	50.96%	48.33%

(1) Computed on a tax-equivalent basis using a federal income tax rate of 21 percent, adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt securities and loans. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results, as it enhances the comparability of income arising from taxable and nontaxable sources.
(2) The efficiency ratio expresses noninterest expense as a percent of fully taxable equivalent net interest income and noninterest income, excluding specific noninterest income and expenses. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial performance. It is a standard measure of comparison within the banking industry.